      As filed with the Securities and Exchange Commission on June 29, 2001
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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   ----------

                                 SCHEDULE 14D-9
                                 (RULE 14D-101)

          SOLICITATION/RECOMMENDATION STATEMENT UNDER SECTION 14(D)(4)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

                                   ----------

                          CARDIAC PATHWAYS CORPORATION
                            (NAME OF SUBJECT COMPANY)

                          CARDIAC PATHWAYS CORPORATION
                      (NAME OF PERSON(s) FILING STATEMENT)


                     COMMON STOCK, PAR VALUE $.001 PER SHARE
                         (TITLE OF CLASS OF SECURITIES)

                                   141408 10 4
                      (CUSIP NUMBER OF CLASS OF SECURITIES)

                               995 BENECIA AVENUE
                               SUNNYVALE, CA 94086
                                 (408) 737-0505
    (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                  OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)


                                   ----------

                               THOMAS M. PRESCOTT
                      PRESIDENT AND CHIEF EXECUTIVE OFFICER
                          CARDIAC PATHWAYS CORPORATION
                               995 BENECIA AVENUE
                               SUNNYVALE, CA 94086
                                 (408) 737-0505
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
        INCLUDING AREA CODE, OF PERSON AUTHORIZED TO RECEIVE NOTICES AND
          COMMUNICATIONS ON BEHALF OF THE PERSON(S) FILING STATEMENT)

                                   ----------

                                   Copies to:
                             CHRIS F. FENNELL, ESQ.
                              MICHAEL S. DORF, ESQ.
                           CHRISTIAN E. MONTEGUT, ESQ.
                        WILSON SONSINI GOODRICH & ROSATI
                            PROFESSIONAL CORPORATION
                               650 PAGE MILL ROAD
                               PALO ALTO, CA 94304
                                 (650) 493-9300

                                   ----------

[X] Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

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
ITEM 9.                EXHIBITS
Exhibits 1             Joint Press Release issued by Boston Scientific
                       Corporation and Cardiac Pathways Corporation on
                       June 29, 2001